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Exhibit for 77I

RiverSource Portfolio Builder Moderate Fund: Class R4
RiverSource Portfolio Builder Moderate Aggressive Fund: Class R4
RiverSource Portfolio Builder Aggressive Fund: Class R4
RiverSource Portfolio Builder Total Equity Fund: Class R4
RiverSource Portfolio Builder Conservative Fund: Class R4
RiverSource Portfolio Builder Moderate Conservative Fund: Class R4 RiverSource Small Company Index Fund: Class R4

     Class R4 is offered exclusively to certain institutional investors at net asset value without an initial sales charge or contingent deferred sales charge on redemption. Class R4 does not convert to any other class of shares. Class R4 has an annual plan administration services fee.

     Class R4 shares are available to the following investors:
     o Qualified employee benefit plans.
     o Trust companies or similar institutions, and charitable organizations that meet the definition in Section 501(c)(3) of the Internal Revenue Code.
     o Non-qualified deferred compensation plans whose participants are included in a qualified employee benefit plan described above.
     o State sponsored college savings plans established under Section 529 of the Internal Revenue Code.